FOR IMMEDIATE RELEASE: JANUARY 10, 2013	Exhibit 99.1

Leggett & Platt Anticipates Unusual Non-Cash Tax Benefit in 4Q

- 4Q unusual non-cash tax benefit of approximately $.18 per share

- Guidance for full year 2012 operating results is unchanged

CARTHAGE, Mo., Jan. 10, 2013 —

Diversified manufacturer Leggett & Platt anticipates a fourth quarter unusual, non-cash net tax benefit of approximately $27 million, or $.18 per share. This benefit results primarily from the elimination of a valuation allowance on the company’s Canadian deferred tax assets.

Apart from this unusual tax benefit, the company’s full year 2012 EPS guidance has not changed from the $1.45—1.52 issued in October. The tax benefit is expected to increase earnings per share by approximately $.18; as a result, full year 2012 EPS is now expected to be in the range of $1.63—1.70. Additionally, since this is a non-cash item, the company’s expectation for operating cash has not changed. As previously stated, cash from operations for the year 2012 should exceed $350 million.

Leggett & Platt has Canadian deferred tax assets comprised primarily of tax loss carryforwards. Due to uncertainty about whether they would ultimately be utilized to reduce future taxable earnings, a valuation allowance was previously recognized against those assets. Given the December enactment of new Canadian tax legislation and the amalgamation of its Canadian subsidiaries, the company now expects those tax loss carryforwards to be utilized in future years. As a result and in accordance with U.S. GAAP, the valuation allowance on those deferred tax assets has been eliminated.

Fourth quarter results will be released after the market closes on Monday, February 4, 2013, with a conference call the next morning.

FOR MORE INFORMATION: Visit Leggett’s website at www.leggett.com.

COMPANY DESCRIPTION: Leggett & Platt (NYSE: LEG) is a diversified manufacturer (and member of the S&P 500) that conceives, designs and produces a variety of engineered components and products that can be found in most homes, offices, and automobiles. The 129-year-old firm is comprised of 20 business units, 18,000 employee-partners, and 130 manufacturing facilities located in 18 countries.

FORWARD-LOOKING STATEMENTS: Statements in this release that are not historical in nature are “forward-looking.” These statements involve uncertainties and risks, including the company’s ability to improve operations and realize cost savings, price and product competition from foreign and domestic competitors, changes in demand for the company’s products, cost and availability of raw materials and labor, fuel and energy costs, future growth of acquired companies, general economic conditions, foreign currency fluctuation, litigation risks, and other factors described in the company’s Form 10-K. Any forward-looking statement reflects only the company’s beliefs when the statement is made. Actual results could differ materially from expectations, and the company undertakes no duty to update these statements.

CONTACT: Investor Relations, (417) 358-8131 or invest@leggett.com

David M. DeSonier, Senior Vice President of Corporate Strategy and Investor Relations

Susan R. McCoy, Staff Vice President of Investor Relations